EXHIBIT (5) & (23)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

July 26, 2006

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated March 31, 2006 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), as supplemented by the Terms Agreement dated July 20, 2006 (the “Terms Agreement”) between the Company and MLPF&S (the “Underwriter”), of 970,000 of the Company’s European Union Euro/Japanese Yen Exchange Rate Warrants Expiring July 28, 2008 (the “Warrants”). We have also examined a copy of the Warrant Agreement between the Company and JPMorgan Chase Bank, N.A. as Warrant Agent, dated as of July 26, 2006 (the “Warrant Agreement”), and the Company’s Registration Statement on Form S-3 (File No. 333-132911) relating to the Warrants (the “Registration Statement”).

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Warrants have been duly and validly authorized by the Company and when the Warrants have been duly executed and authenticated in accordance with the terms of the Warrant Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated July 26, 2006. We also consent to the use of our name under the caption “United States Federal Income Taxation” in the prospectus supplement related to the offering of the Securities.

Very truly yours,